Exhibit 99.1

RPM Reports Record Results for Fiscal 2023 First Quarter

•	First-quarter net sales increased 17.1% to a record $1.93 billion

•	First-quarter net income increased 25.6% to a record $169.0 million, income before income taxes was a record $225.1 million, diluted EPS was $1.31, and adjusted diluted EPS was a record $1.47

•	First-quarter EBIT increased 29.8% to a record $255.5 million and adjusted EBIT increased 33.1% to a record $275.3 million

•	Fiscal 2023 second-quarter outlook calls for sales growth of 9% to 12% and adjusted EBIT growth of 30% to 40%

MEDINA, OH – October 5, 2022 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2023 first quarter ended August 31, 2022.

“I am proud of RPM associates’ ability to generate record first-quarter consolidated sales and adjusted EBIT. Our businesses skillfully navigated supply chain tightness, cost inflation, macroeconomic challenges and foreign exchange headwinds to expand margins and deliver record first-quarter financial results. In addition, they have continued to implement MAP operational improvement initiatives, with a positive impact on our top and bottom lines,” commented RPM Chairman and CEO Frank C. Sullivan.

“All four of our segments achieved double-digit sales growth driven by our procurement and technical teams’ ability to increase material supply through insourcing and qualifying new suppliers. Additionally, pricing was managed by implementing increases to catch up with persistent cost inflation. Three out of our four segments generated strong adjusted EBIT growth, led by our Consumer Group, which benefited from MAP operational efficiencies that were enhanced by our ability to improve material supply. While the global macroeconomic outlook is uncertain, we believe that our MAP 2025 initiatives, diversified business model and strategic focus on maintenance and restoration position us well for the future,” he added.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

First-Quarter 2023 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	August 31,	August 31,
	2022	2021	$ Change	% Change
Net Sales	$1,932,320	$1,650,420	$281,900	17.1%
Net Income Attributable to RPM Stockholders	169,013	134,582	34,431	25.6%
Diluted Earnings Per Share (EPS)	1.31	1.04	0.27	26.0%
Income Before Income Taxes (IBT)	225,121	181,471	43,650	24.1%
Earnings Before Interest and Taxes (EBIT)	255,496	196,830	58,666	29.8%
Adjusted EBIT(1)	275,265	206,806	68,459	33.1%
Adjusted EPS(1)	1.47	1.08	0.39	36.1%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported Adjusted Amounts for details.

Record sales were driven by improving material supply through insourcing and qualifying new suppliers. Price increases across all segments helped offset foreign exchange headwinds and cost inflation, which remained elevated. Geographically, demand was strong in the U.S. and in emerging markets. European demand was weak during the quarter as the region experienced increasing inflation and other macroeconomic headwinds. Sales included 19.5% of organic growth, 1.0% growth from acquisitions and foreign currency translation headwinds of 3.4%.

In addition to strong sales growth, record fiscal 2023 first-quarter adjusted EBIT benefited from $30 million in MAP 2025 savings as improved material supply allowed savings from operational initiatives to be realized.

First-Quarter 2023 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2022	2021	$ Change	% Change
Net Sales	$729,697	$644,362	$85,335	13.2%
Income Before Income Taxes	109,202	114,357	(5,155)	(4.5%)
EBIT	109,969	116,227	(6,258)	(5.4%)
Adjusted EBIT(1)	111,150	117,179	(6,029)	(5.1%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information for details.

CPG’s record sales were driven by roofing systems, which benefited from increased public sector spending, its turn-key service model and focus on renovations. Admixtures and repair products for concrete generated strong sales growth and grew share. Pricing management in response to persistent cost inflation and strength in Asia-Pacific markets also contributed to revenue growth. Sales included 15.8% of organic growth, 1.9% growth from acquisitions and foreign currency translation headwinds of 4.5%.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

Adjusted EBIT was pressured by a slowdown in Europe where cost pressures were severe, and volumes deteriorated as macroeconomic conditions worsened during the quarter. In Canada, profitability was reduced by inefficiencies, which resulted from a transportation strike and concrete shortages that impeded the completion of construction projects. Foreign currency and mix were headwinds to profitability. CPG also incurred a negative financial impact from the Corsicana plant as the facility ramps up production toward full capacity.

Performance Coatings Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2022	2021	$ Change	% Change
Net Sales	$340,434	$285,595	$54,839	19.2%
Income Before Income Taxes	46,954	35,077	11,877	33.9%
EBIT	46,773	34,995	11,778	33.7%
Adjusted EBIT(1)	47,875	37,530	10,345	27.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information for details.

PCG’s record sales were driven by double-digit growth in flooring systems, protective coatings and fiberglass reinforced plastic grating, all of which are strategically well-positioned to benefit from the trend of reshoring manufacturing to the U.S. Additionally, energy market demand was strong. Emerging markets’ strength, pricing and improved sales management contributed to the record revenue as well. Sales included 23.6% of organic growth, no impact from acquisitions and foreign currency translation headwinds of 4.4%.

Record first-quarter adjusted EBIT was driven by volume growth, selling price increases and favorable mix resulting from digital sales management tools, which were partially offset by foreign exchange headwinds.

Specialty Products Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2022	2021	$ Change	% Change
Net Sales	$202,697	$182,055	$20,642	11.3%
Income Before Income Taxes	27,885	24,556	3,329	13.6%
EBIT	27,883	24,591	3,292	13.4%
Adjusted EBIT(1)	29,649	24,927	4,722	18.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information for details.

SPG’s record sales were driven by strength in food coatings and additives, which benefited from a new management team that has positioned the business to profit from increased institutional demand as pandemic-related restrictions eased. Revenues continued to grow in SPG’s disaster restoration business as it worked through backlogs created by previous semiconductor chip shortages. Selling prices increased across most product lines in response to continued cost inflation. Sales included 12.8% of organic growth, 0.6% growth from acquisitions and foreign currency translation headwinds of 2.1%.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

Record adjusted EBIT was driven by improved sales and pricing management, as well as increased fixed cost leverage from higher production volume at the disaster restoration business.

Consumer Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2022	2021	$ Change	% Change
Net Sales	$659,492	$538,408	$121,084	22.5%
Income Before Income Taxes	116,689	45,915	70,774	154.1%
EBIT	116,663	45,840	70,823	154.5%
Adjusted EBIT(1)	117,070	46,894	70,176	149.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information for details.

Material supply, particularly alkyd resins, improved during the quarter from insourcing and qualifying new suppliers, and resulted in record sales. Sales also benefited from price increases to catch up with persistent cost inflation. Sales included 24.1% of organic growth, 0.4% growth from acquisitions and foreign currency translation headwinds of 2.0%.

The increase in adjusted EBIT was driven by MAP operational initiatives that were realized as a result of improved material supply conditions and price increases in response to continued cost inflation, which resulted in adjusted EBIT margins approaching long-term averages. Additionally, the Consumer Group experienced extraordinarily low profitability last year due to severe supply chain disruptions resulting from a plant explosion at an alkyd resin supplier, which contributed to the high year-over-year adjusted EBIT growth in the 2023 fiscal first quarter.

Cash Flow and Financial Position

During the fiscal 2023 first quarter:

•

Cash provided by operating activities was $23.6 million compared to $76.1 million during the prior-year period. Despite higher earnings, the decrease was driven by inventory increases designed to build supply chain resiliency.

•	Capital expenditures were $57.8 million compared to $51.9 million during the prior-year period driven by organic growth opportunities and MAP 2025 efficiency programs.

•	The company returned $76.4 million to shareholders through cash dividends and share repurchases.

As of August 31, 2022:

•	Total debt was $2.84 billion compared to $2.43 billion a year ago.

•

Total liquidity, including cash and committed revolving credit facilities, was $1.15 billion, compared to $1.38 billion a year ago. RPM’s liquidity remains high, enabling it to manage supply chain challenges while continuing to invest in MAP operational improvements, acquisitions and organic growth opportunities.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

On August 1, 2022, the company amended its revolving credit facility to increase the size of the facility to $1.35 billion from $1.30 billion and extended the term of the facility to August 1, 2027.

Also on August 1, 2022, the company extended the maturity of its term loan from February 21, 2023, to August 1, 2025, and prepaid $50 million. The term loan’s remaining principal is $250 million.

Business Outlook

For the second quarter of fiscal 2023, the company expects:

•	Consolidated sales growth of 9% to 12% compared to the prior-year period.

•

CPG to achieve sales growth in the high-single-digit percentage range as commercial and infrastructure construction activity is anticipated to remain positive and pricing management contributes to growth, partially offset by macroeconomic weakness in Europe.

•	PCG sales to increase in the high-single-digit to low-double-digit percentage range driven by strength in energy markets, reshoring of manufacturing to the U.S. and government infrastructure spending.

•

SPG revenue to increase in the high-single-digit percentage range as the segment benefits from continued strength in food coatings and additives and has a more efficient supply chain compared to the prior-year period when it suffered from semiconductor chip supply shortages.

•

The Consumer Group to lead revenue growth with sales up in the teen percentage range as a result of improved material supply, pricing management, and a favorable comparison to the 2022 fiscal second quarter when sales were depressed by alkyd resin shortages from an explosion at a supplier’s plant.

•	Consolidated adjusted EBIT to increase by 30% to 40% compared to the prior-year period.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-800-289-0720 or 1-323-701-0160 for international callers. The confirmation code is 1615107. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:30 p.m. EDT on October 5, 2022, until 1:30 p.m. EDT on October 12, 2022. The replay can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The access code is 1615107. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

Investor Day Webcast Information

As previously announced, RPM will be hosting an investor day on Friday, October 7, 2022, at 8:30 a.m. EDT. The investor day will include management presentations focused on MAP 2025 details, sustainability initiatives and the company’s Construction Products Group. These presentations can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts/ or by dialing 800-289-0720, or 323-701-0160 for international callers. The confirmation code is 2715265.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

For those unable to listen to the live presentations, a replay will be available from approximately 1:30 p.m. EDT on October 7, 2022, until 1:30 p.m. EDT on October 14, 2022. The replay can be accessed by dialing 888-203-1112, or 719-457-0820 for international callers. The access code is 2715265. The webcast will be available both live and for replay via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-273-5090 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our second-quarter fiscal 2023 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas-and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; (m) risks relating to the Russian invasion of Ukraine and other wars;(n) risks related to data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2022, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2022	2021
Net Sales	$1,932,320	$1,650,420
Cost of Sales	1,187,849	1,037,069

Gross Profit	744,471	613,351
Selling, General & Administrative Expenses	485,205	418,850
Restructuring Expense	1,354	1,010
Interest Expense	26,711	21,109
Investment Expense (Income), Net	3,664	(5,750)
Other Expense (Income), Net	2,416	(3,339)

Income Before Income Taxes	225,121	181,471
Provision for Income Taxes	55,842	46,676

Net Income	169,279	134,795
Less: Net Income Attributable to Noncontrolling Interests	266	213

Net Income Attributable to RPM International Inc. Stockholders	$169,013	$134,582

Earnings per share of common stock attributable to
RPM International Inc. Stockholders:
Basic	$1.31	$1.04

Diluted	$1.31	$1.04

Average shares of common stock outstanding - basic	127,617	128,083

Average shares of common stock outstanding - diluted	128,161	128,570

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2022	2021
Net Sales:
CPG Segment	$729,697	$644,362
PCG Segment	340,434	285,595
SPG Segment	202,697	182,055
Consumer Segment	659,492	538,408

Total	$1,932,320	$1,650,420

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$109,202	$114,357
Interest (Expense), Net (b)	(767)	(1,870)

EBIT (c)	109,969	116,227
MAP initiatives (d)	1,181	952

Adjusted EBIT	$111,150	$117,179

PCG Segment
Income Before Income Taxes (a)	$46,954	$35,077
Interest Income, Net (b)	181	82

EBIT (c)	46,773	34,995
MAP initiatives (d)	1,102	2,196
Acquisition-related costs (e)	—	339

Adjusted EBIT	$47,875	$37,530

SPG Segment
Income Before Income Taxes (a)	$27,885	$24,556
Interest Income (Expense), Net (b)	2	(35)

EBIT (c)	27,883	24,591
MAP initiatives (d)	1,766	336

Adjusted EBIT	$29,649	$24,927

Consumer Segment
Income Before Income Taxes (a)	$116,689	$45,915
Interest Income, Net (b)	26	75

EBIT (c)	116,663	45,840
MAP initiatives (d)	407	290
Unusual executive costs (f)	—	764

Adjusted EBIT	$117,070	$46,894

Corporate/Other
(Loss) Before Income Taxes (a)	$(75,609)	$(38,434)
Interest (Expense), Net (b)	(29,817)	(13,611)

EBIT (c)	(45,792)	(24,823)
MAP initiatives (d)	15,313	3,880
Unusual executive costs (f)	—	1,219

Adjusted EBIT	$(30,479)	$(19,724)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$225,121	$181,471
Interest (Expense)	(26,711)	(21,109)
Investment (Expense) Income, Net	(3,664)	5,750

EBIT (c)	255,496	196,830
MAP initiatives (d)	19,769	7,654
Acquisition-related costs (e)	—	339
Unusual executive costs (f)	—	1,983

Adjusted EBIT	$275,265	$206,806

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense—Other,” which have been recorded in Cost of Goods Sold;

“Headcount reductions & closures of facilities and related costs,” which have been recorded in Restructuring Expense;

“Accelerated Expense—Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual credits triggered by executive departures,” & “Divestitures,” which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory step-ups.
(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2022	2021
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.31	$1.04
MAP initiatives (d)	0.12	0.05
Unusual executive costs (f)	—	0.01
Investment returns (g)	0.04	(0.02)

Adjusted Earnings per Diluted Share (h)	$1.47	$1.08

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows: “Inventory-related charges,” & “Accelerated Expense—Other,” which have been recorded in Cost of Goods Sold; “Headcount reductions & closures of facilities and related costs,” which have been recorded in Restructuring Expense; “Accelerated Expense—Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual credits triggered by executive departures,” & “Divestitures,” all of which have been recorded in Selling, General & Administrative Expenses.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2022	August 31, 2021	May 31, 2022
Assets
Current Assets
Cash and cash equivalents	$197,574	$213,212	$201,672
Trade accounts receivable	1,454,641	1,224,095	1,479,301
Allowance for doubtful accounts	(46,775)	(52,181)	(46,669)

Net trade accounts receivable	1,407,866	1,171,914	1,432,632
Inventories	1,339,954	997,255	1,212,618
Prepaid expenses and other current assets	342,294	330,315	304,887

Total current assets	3,287,688	2,712,696	3,151,809

Property, Plant and Equipment, at Cost	2,135,573	1,949,817	2,132,915
Allowance for depreciation	(1,036,199)	(998,993)	(1,028,932)

Property, plant and equipment, net	1,099,374	950,824	1,103,983

Other Assets
Goodwill	1,333,066	1,349,137	1,337,868
Other intangible assets, net of amortization	586,204	626,244	592,261
Operating lease right-of-use assets	296,101	298,878	307,797
Deferred income taxes	16,450	26,671	18,914
Other	184,105	201,754	195,074

Total other assets	2,415,926	2,502,684	2,451,914

Total Assets	$6,802,988	$6,166,204	$6,707,706

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$785,984	$647,568	$800,369
Current portion of long-term debt	303,387	1,649	603,454
Accrued compensation and benefits	165,796	156,031	262,445
Accrued losses	26,160	25,309	24,508
Other accrued liabilities	367,920	333,065	325,632

Total current liabilities	1,649,247	1,163,622	2,016,408

Long-Term Liabilities
Long-term debt, less current maturities	2,534,108	2,429,623	2,083,155
Operating lease liabilities	255,625	256,661	265,139
Other long-term liabilities	285,634	417,072	276,990
Deferred income taxes	80,772	108,506	82,186

Total long-term liabilities	3,156,139	3,211,862	2,707,470

Total liabilities	4,805,386	4,375,484	4,723,878

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 120,099; 129,743; 129,199)	1,291	1,297	1,292
Paid-in capital	1,105,211	1,061,161	1,096,147
Treasury stock, at cost	(754,477)	(671,314)	(717,019)
Accumulated other comprehensive (loss)	(612,905)	(540,508)	(537,337)
Retained earnings	2,256,939	1,937,940	2,139,346

Total RPM International Inc. stockholders’ equity	1,996,059	1,788,576	1,982,429
Noncontrolling interest	1,543	2,144	1,399

Total equity	1,997,602	1,790,720	1,983,828

Total Liabilities and Stockholders’ Equity	$6,802,988	$6,166,204	$6,707,706

RPM Reports Results for Fiscal 2023 First Quarter

October 5, 2022

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2022	2021
Cash Flows From Operating Activities:
Net income	$169,279	$134,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,416	37,944
Restructuring charges, net of payments	—	(2,004)
Fair value adjustments to contingent earnout obligations	—	1,027
Deferred income taxes	(1,919)	(3,452)
Stock-based compensation expense	9,062	5,763
Net loss (gain) on marketable securities	6,606	(3,476)
Other	111	(76)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(266)	98,166
(Increase) in inventory	(148,188)	(68,155)
(Increase) in prepaid expenses and other current and long-term assets	(36,021)	(15,648)
Increase (decrease) in accounts payable	15,113	(42,912)
(Decrease) in accrued compensation and benefits	(92,970)	(100,201)
Increase (decrease) in accrued losses	1,873	(3,530)
Increase in other accrued liabilities	62,459	37,866

Cash Provided By Operating Activities	23,555	76,107

Cash Flows From Investing Activities:
Capital expenditures	(57,818)	(51,888)
Acquisition of businesses, net of cash acquired	(36,373)	(35,802)
Purchase of marketable securities	(6,440)	(5,843)
Proceeds from sales of marketable securities	4,116	2,766
Other	80	250

Cash (Used For) Investing Activities	(96,435)	(90,517)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	250,051	60,547
Reductions of long-term and short-term debt	(75,264)	(471)
Cash dividends	(51,420)	(48,901)
Repurchases of common stock	(25,000)	(12,500)
Shares of common stock returned for taxes	(12,430)	(5,802)
Payments of acquisition-related contingent consideration	(3,705)	(60)
Other	(2,487)	—

Cash Provided By (Used For) Financing Activities	79,745	(7,187)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10,963)	(11,895)

Net Change in Cash and Cash Equivalents	(4,098)	(33,492)
Cash and Cash Equivalents at Beginning of Period	201,672	246,704

Cash and Cash Equivalents at End of Period	$197,574	$213,212